UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2024

TRxADE HEALTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2420 Brunello Trace

Lutz, Florida 33558

(Address of Principal Executive Offices)

(800) 261-0281

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	MEDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On March 6, 2024, TRxADE HEALTH Inc. (the “Company”) issued a press release announcing the declaration of a special cash dividend of eight dollars ($8.00) per share of common stock, payable to stockholders of record as of March 18, 2024, with the dividend being paid on or about March 22, 2024. The special dividend is being paid using a portion of the proceeds from the closing of the recently announced sale of the Company’s web-based market platform assets. A copy of the press release describing the dividend is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

Subscription Agreement

On February 29, 2024, the Company’s wholly owned subsidiary Trxade, Inc. entered into a Subscription Agreement (the “Subscription Agreement”) with Lafayette Energy Corp., a Delaware corporation (“Lafayette”). Pursuant to the Subscription Agreement, Trxade, Inc. will, in two equal tranches, invest a total of up to $5.0 million in Lafayette in exchange for up to 2,000,000 shares of Lafayette’s newly created Series A Convertible Preferred Stock, with the second tranche becoming payable only upon Trxade, Inc.’s receipt of notice that Lafayette has successfully drilled its first oil and gas well and produced at least one hundred (100) barrels of oil.

A copy of the Subscription Agreement is filed herewith as Exhibit 10.1, and the foregoing description of the Subscription Agreement is qualified in its entirety by reference thereto.

Stock Purchase Agreement

On March 5, 2024, the Company entered in a Stock Purchase Agreement (“SPA”) with Superlatus Foods Inc. (the “Buyer”). Pursuant to the SPA, the Company sold all of the issued and outstanding stock (the “Stock”) of Superlatus Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Superlatus”), to the Buyer. The purchase price for the Stock was $1.00 which was delivered to the Company at the closing, which occurred simultaneously with the execution of the SPA. As a result of the transaction Superlatus is no longer a subsidiary of the Company, and the rights and assets of Superlatus together with various liabilities and obligations that were specific to Superlatus became rights and obligations of Buyer.

The SPA contains various representations, warranties and covenants by the parties that are generally customary for a transaction of this nature. The representations and warranties in the SPA are made solely for the benefit of the respective parties.

A copy of the SPA is filed herewith as Exhibit 10.2, and the foregoing description of the SPA is qualified in its entirety by reference thereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 5, 2024, the Company consummated the closing of the transactions contemplated by the SPA. The information set forth in Item 1.01 of this Current Report on Form 8-K related to the SPA and the transactions effected thereby is incorporated by reference into this Item 2.01.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Subscription Agreement, dated February 29, 2024 between Trxade, Inc. and Lafayette Energy Corp.

10.2	Stock Purchase Agreement, dated March 5, 2024 between TRxADE HEALTH Inc. and Superlatus Foods Inc.

99.1	Press Release, dated March 6, 2024.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRxADE HEALTH, INC.

	By:	/s/ Surendra Ajjarapu
Surendra Ajjarapu
Chief Executive Officer

Date: March 6, 2024